Exhibit 99.1

VSE Declares $0.09 per Share Cash Dividend

Alexandria, Virginia, May 8, 2019 - VSE Corporation (Nasdaq: VSEC) reported today that the Company's Board of Directors has declared a quarterly dividend of $0.09 per share, an increase of 12.5%, for an annual payout rate $0.36 per share as compared to the prior annual payout rate of $0.32 per share. The dividend will be paid on July 31, 2019, to stockholders of record as of July 17, 2019.

VSE has paid cash dividends each year since 1973 and has increased its cash dividend rate each year since 2004. The payment and amount of future dividends are subject to authorization by the Board of Directors, and will depend on current conditions, including the Company's earnings, financial condition, working capital requirements, and other factors.

“We are pleased to announce an increase in our quarterly dividend,” VSE CEO, John Cuomo said. “This increase reflects our confidence in the future of the company and our commitment to returning value to our shareholders.”

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.